Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Second Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Partnership") today announces its financial and operating results for the second quarter of 2026.

Financial and Operational Highlights

•Net income for the second quarter was $106.4 million, and Adjusted EBITDA for the quarter totaled $91.3 million.
•Distributable cash flow was $80.4 million for the second quarter.
•Mineral and royalty production for the second quarter of 2026 equaled 32.5 MBoe/d, a decrease of 9% from the prior quarter; total production, including working-interest volumes, was 33.5 MBoe/d for the quarter.
•Black Stone announced a distribution attributable to the second quarter of 2026 of $0.32 per unit or $1.28 annualized, a 7% increase over the prior quarter. Distribution coverage for all units was 1.18x.
•Total debt at the end of the second quarter was $196.0 million; as of July 31, 2026, total debt was $168.0 million with $1.9 million of cash on hand.

Management Commentary

"The increase in our distribution reflects strong execution across the business and highlights the benefits of Black Stone's diversified mineral and royalty portfolio," said Taylor DeWalch, Co-CEO and President. "Through our focus on mineral acquisitions, development agreements, and active asset management, we continue to advance our differentiated organic growth strategy. We are pleased to increase the distribution while maintaining a prudent level of coverage and a conservative balance sheet as we continue to focus on accretive returns for our unitholders. Improved oil pricing and production contributed to our results during the quarter, and we remain highly encouraged by the long-term outlook for natural gas and increasing activity across our core development areas."

Fowler Carter, Co-CEO and President, added, "As we have previously discussed, we believe the Partnership is at an important inflection point for production and commercial activity. Development under our existing agreements continues to progress, and we have made significant progress toward an agreement covering a new development area, further expanding development opportunities across our Shelby Trough and Haynesville expansion acreage. Combined with continued leasing activity and our ongoing mineral acquisition program, we remain focused on enhancing our development position and supporting long-term production growth."

Quarterly Financial and Operating Results

Production

Black Stone reported mineral and royalty volumes of 32.5 MBoe/d (72% natural gas) for the second quarter of 2026, compared to 35.9 MBoe/d for the first quarter of 2026 and 33.2 MBoe/d for the second quarter of 2025. Production declined from the first quarter primarily due to lower natural gas mineral and royalty volumes in the Haynesville.

Working-interest production was 1.0 MBoe/d for the second quarter of 2026, 1.1 MBoe/d in the first quarter of 2026, and 1.4 MBoe/d for the second quarter of 2025.

Total reported production averaged 33.5 MBoe/d (97% mineral and royalty, 72% natural gas) for the second quarter of 2026, compared to 37.0 MBoe/d and 34.6 MBoe/d for the first quarter of 2026 and the second quarter of 2025, respectively.

Realized Prices, Revenues, and Net Income

The Partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $37.82 for the second quarter of 2026. This is an increase of 7% from $35.30 per Boe in the first quarter of 2026 and a 17% increase from $32.40 in the second quarter of 2025.

Black Stone reported oil and gas revenue of $115.4 million (65% oil and condensate) for the second quarter of 2026, a decrease of 2% from $117.5 million in the first quarter of 2026. Oil and gas revenue in the second quarter of 2025 was $102.0 million.

The Partnership reported a gain on commodity derivative instruments of $26.8 million for the second quarter of 2026, composed of a $8.8 million loss from realized settlements and a non-cash $35.6 million unrealized gain due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a loss of $64.6 million and a gain of $52.8 million on commodity derivative instruments for the first quarter of 2026 and the second quarter of 2025, respectively.

Lease bonus and other income was $6.7 million for the second quarter of 2026. Lease bonus and other income for the first quarter of 2026 and the second quarter of 2025 was $6.4 million and $4.7 million, respectively.

The Partnership reported net income of $106.4 million for the second quarter of 2026, compared to net income of $13.3 million in the preceding quarter. For the second quarter of 2025, the Partnership reported net income of $120.0 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the second quarter of 2026 was $91.3 million, which compares to $87.0 million in the first quarter of 2026 and $85.6 million in the second quarter of 2025. Distributable cash flow for the second quarter of 2026 was $80.4 million. For the first quarter of 2026 and the second quarter of 2025, distributable cash flow was $76.5 million and $76.2 million, respectively.

Financial Position and Activities

As of June 30, 2026, Black Stone had $1.7 million in cash, with $196.0 million drawn under its credit facility. As of July 31, 2026, the Partnership had $1.9 million in cash, with $168.0 million outstanding under the credit facility. Black Stone is in compliance with all financial covenants associated with its credit facility.

On April 28, 2026, the borrowing base under the credit facility was reaffirmed at $580.0 million and the Partnership elected to maintain total commitments under the credit facility at $375.0 million. The Partnership's next regularly scheduled borrowing base redetermination is set for October 2026.

Second Quarter 2026 Distributions

As previously announced, the Board approved a cash distribution of $0.32 for each common unit attributable to the second quarter of 2026, representing a distribution coverage ratio of approximately 1.18x. The distribution will be payable on August 13, 2026, to unitholders of record as of the close of business on August 6, 2026.

Activity Update

Development Activity

At the end of the second quarter, Adamas Energy (formerly Aethon Energy, "Adamas") was operating two rigs on Black Stone's Angelina and San Augustine acreage in the Shelby Trough. Adamas successfully turned to sales 4 gross (0.4 net) wells in July 2026. Adamas’s development program remains on track with the development agreements, with a total of 14 wells spud in the previous program year that ended on June 30, 2026. Of these wells, 6 gross (0.6 net) have turned to sales as of July 31, 2026, and 8 gross (0.7 net) are expected to turn to sales during the remainder of 2026. Adamas expects to drill 17 wells in the next program year that began in July 2026.

The Partnership's agreement with Revenant Energy ("Revenant") covers 270,000 gross acres in which it currently controls approximately 122,000 undeveloped net acres. Under the original agreement, Revenant was obligated to drill a minimum of 6 wells in 2026, increasing annually to a minimum of 25 wells per year by 2030. The Partnership also secured a non-operated working interest partner for the development. In November 2025, the agreement was amended to maintain the original 6-well commitment for 2026 and convert future commitments to completed gross lateral-foot targets at one well per 7,000 lateral feet, allowing longer laterals while keeping overall development levels unchanged. In May 2026, the agreement was amended to reduce the Program Year 1 drilling commitment to 4 wells following the well control incident in April 2026 affecting one of the two wells spud in the first quarter of 2026. The amendment also revised the gross lateral-foot commitments applicable to subsequent program years and released approximately 40,000 gross acres from the development program. Development activity continued during the second quarter of 2026, with Revenant spudding two additional wells.

In November 2025, Black Stone entered into a 220,000 gross acre development agreement with Caturus Energy, LLC ("Caturus"), which aims to push the Shelby Trough westward towards the Western Haynesville. Activity will begin with approximately 2 gross (0.2 net) wells in the second half of 2026 and ramp to approximately 12 gross (0.8 net) wells annually by 2031, supported by minimum annual lateral-foot requirements, all net to Black Stone's interest. In addition to the 2 gross development wells in 2026, Caturus is currently drilling a pilot well in Cherokee County, consistent with the terms of the agreement.

In the Permian Basin, Blue Arrow Operating is in progress on a development of 25 gross (1.9 net) wells in the southern Delaware Basin. Three wells were turned to sales during the quarter with the remaining expected to come online in the second half of 2026 and first half of 2027.

Acquisition Activity

The Partnership continues to acquire bolt-on acreage in multiple contractual development programs with significant inventory at high net interests across San Augustine, Nacogdoches, Angelina, Cherokee, Houston, and Trinity counties.

In the second quarter of 2026, Black Stone acquired $37.2 million of additional (primarily non-producing) mineral and royalty interests. From September 2023 through the end of June 2026, the Partnership has completed $299.7 million of mineral and royalty acquisitions, primarily in the expanding Shelby Trough area. Black Stone’s commercial strategy going forward includes the continuation of meaningful, targeted mineral and royalty acquisitions to complement the Partnership's existing positions.

Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2026, and 2027. The Partnership's hedge position as of July 31, 2026, is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
3Q26	615	$64.39
4Q26	615	$64.39
1Q27	480	$63.28
2Q27	480	$63.28
3Q27	480	$63.28
4Q27	480	$63.28

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
3Q26	12,880	$3.73
4Q26	12,880	$3.73
1Q27	7,200	$3.91
2Q27	7,280	$3.91
3Q27	7,360	$3.91
4Q27	7,360	$3.91

More detailed information about the Partnership's existing hedging program can be found in the Quarterly Report on Form 10-Q for the second quarter of 2026, which is expected to be filed on or around August 4, 2026.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2026 on Tuesday, August 4, 2026 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (833) 461-5787 for domestic participants and (585) 542-9983 for international participants. The conference ID for the call is 230 377 830. A recording of the conference call will be available on Black Stone's website.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners and managers of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below, as wells as the Risk Factors section in the Partnership's most recent annual report on Form 10-K:
•the Partnership’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Partnership’s properties;
•overall supply and demand for oil and natural gas, and regional supply and demand factors, delays, or interruptions of production;
•conservation measures and general concern about the environmental impact of the production and use of fossil fuels;
•the Partnership’s ability to replace its oil and natural gas reserves;
•general economic, business, or industry conditions including slowdowns, domestically and internationally, and volatility in the securities, capital, or credit markets;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel; and
•the level of drilling activity by the Partnership’s operators, particularly in areas such as the Shelby Trough where the Partnership has concentrated acreage positions.

Black Stone Minerals, L.P. Contact

Chris Bonner
Senior Vice President, Chief Financial Officer, and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

REVENUE
Oil and condensate sales	$75,151	$55,807	$129,265	$105,900
Natural gas and natural gas liquids sales	40,275	46,189	103,683	104,424
Lease bonus and other income	6,696	4,714	13,083	11,639
Revenue from contracts with customers	122,122	106,710	246,031	221,963
Gain (loss) on commodity derivative instruments, net	26,850	52,784	(37,700)	(3,217)
TOTAL REVENUE	148,972	159,494	208,331	218,746
OPERATING (INCOME) EXPENSE
Lease operating expense	2,098	2,990	3,991	5,152
Production costs and ad valorem taxes	6,108	9,026	15,308	19,211
Exploration expense	4,825	1,749	9,450	6,859
Depreciation, depletion, and amortization	9,402	9,187	19,187	18,317
General and administrative	16,076	13,924	32,908	29,096
Accretion of asset retirement obligations	393	337	782	669
TOTAL OPERATING EXPENSE	38,902	37,213	81,626	79,304
INCOME FROM OPERATIONS	110,070	122,281	126,705	139,442
OTHER INCOME (EXPENSE)
Interest and investment income	57	56	89	120
Interest expense	(3,816)	(2,270)	(7,177)	(3,667)
Other income (expense), net	47	(39)	13	81
TOTAL OTHER EXPENSE	(3,712)	(2,253)	(7,075)	(3,466)
NET INCOME	106,358	120,028	119,630	135,976
Distributions on Series B cumulative convertible preferred units	(7,366)	(7,367)	(14,732)	(14,733)
NET INCOME ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$98,992	$112,661	$104,898	$121,243
ALLOCATION OF NET INCOME:
General partner interest	$—	$—	$—	$—
Common units	98,992	112,661	104,898	121,243
	$98,992	$112,661	$104,898	$121,243
NET INCOME ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.47	$0.53	$0.49	$0.57
Per common unit (diluted)	$0.47	$0.53	$0.49	$0.57
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	212,596	211,689	212,483	211,472
Weighted average common units outstanding (diluted)	212,596	226,761	212,483	211,472

The following table shows the Partnership’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	863	863	1,648	1,579
Natural gas (MMcf)[1]	13,133	13,710	28,399	28,563
Equivalents (MBoe)	3,052	3,148	6,381	6,340
Equivalents/day (MBoe)	33.5	34.6	35.3	35.0
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$87.08	$64.67	$78.44	$67.07
Natural gas ($/Mcf)[1]	3.07	3.37	3.65	3.66
Equivalents ($/Boe)	$37.82	$32.40	$36.51	$33.17
Revenue:
Oil and condensate sales	$75,151	$55,807	$129,265	$105,900
Natural gas and natural gas liquids sales[1]	40,275	46,189	103,683	104,424
Lease bonus and other income	6,696	4,714	13,083	11,639
Revenue from contracts with customers	122,122	106,710	246,031	221,963
Gain (loss) on commodity derivative instruments, net	26,850	52,784	(37,700)	(3,217)
Total revenue	$148,972	$159,494	$208,331	$218,746
Operating expenses:
Lease operating expense	$2,098	$2,990	$3,991	$5,152
Production costs and ad valorem taxes	6,108	9,026	15,308	19,211
Exploration expense	4,825	1,749	9,450	6,859
Depreciation, depletion, and amortization	9,402	9,187	19,187	18,317
General and administrative	16,076	13,924	32,908	29,096
Other expense:
Interest expense	3,816	2,270	7,177	3,667
Per Boe:
Lease operating expense (per working-interest Boe)	$22.02	$23.55	$20.35	$21.22
Production costs and ad valorem taxes	2.00	2.87	2.40	3.03
Depreciation, depletion, and amortization	3.08	2.92	3.01	2.89
General and administrative	5.27	4.42	5.16	4.59
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable Cash Flow are supplemental non-GAAP financial measures used by Black Stone’s management and external users of the Partnership’s financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Partnership defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, seismic data acquisition costs, non-cash equity-based compensation, unrealized gains and losses on commodity derivative instruments, and gains and losses on sales of assets, if any. Black Stone defines Distributable Cash Flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Beginning with the three months and year ended December 31, 2025, the Partnership revised its definition of Adjusted EBITDA to exclude seismic data acquisition costs, which are included in Exploration expense on the Partnership’s consolidated statements of operations. Comparative amounts for the three and six months ended June 30, 2025, for each of Adjusted EBITDA and Distributable Cash Flow have been recast to conform to the current period presentation. Management believes this revised definition enhances comparability between periods and reflects the Partnership’s view of seismic data acquisition costs as investments that support the long-term development and value of its mineral and royalty interests.
Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Partnership’s financial performance.
Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Partnership’s computation of Adjusted EBITDA and Distributable Cash Flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(Unaudited) (In thousands, except per unit amounts)
Net income	$106,358	$120,028	$119,630	$135,976
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	9,402	9,187	19,187	18,317
Interest expense	3,816	2,270	7,177	3,667
Income tax expense (benefit)	(2)	8	60	(77)
Accretion of asset retirement obligations	393	337	782	669
Seismic data acquisition costs	4,519	1,400	8,775	6,229
Equity–based compensation	2,480	1,960	6,031	5,015
Unrealized (gain) loss on commodity derivative instruments	(35,618)	(49,639)	16,688	2,751
Adjusted EBITDA	91,348	85,551	178,330	172,547
Adjustments to reconcile to Distributable Cash Flow:
Change in deferred revenue	—	(1)	(1)	(2)
Cash interest expense	(3,554)	(1,994)	(6,653)	(3,117)
Preferred unit distributions	(7,366)	(7,367)	(14,732)	(14,733)
Distributable Cash Flow	$80,428	$76,189	$156,944	$154,695

Total units outstanding[1]	212,711	211,853
Distributable Cash Flow per unit	$0.378	$0.360
1 The distribution attributable to the three months ended June 30, 2026 is estimated using 212,710,571 common units as of July 31, 2026; the exact amount of the distribution attributable to the three months ended June 30, 2026 will be determined based on units outstanding as of the record date of August 6, 2026. Distributions attributable to the three months ended June 30, 2025 were calculated using 211,852,971 common units as of the record date of August 7, 2025.